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FOR FURTHER INFORMATION:
James C. Gale
Sr. Vice President & CFO
GENICOM Corporation
(703) 802-9259

FOR IMMEDIATE RELEASE                                           JANUARY 17, 1996
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                    GENICOM REFINANCES CREDIT FACILITIES
                INCREASES AVAILABILITY; LOWERS INTEREST RATE

(CHANTILLY, VA) -- GENICOM Corporation (Nasdaq:GECM), today announced that it has reached agreement with a syndicate led by NationsBank on $75 million in new credit facilities, replacing a $35 million credit facility with The CIT Group/Credit Finance, Inc.

Under the agreement, NationsBank is providing a $35 million revolving credit facility and two term loans totaling $40 million. The revolver matures in five years; while the term loans are for five and seven years respectively. The rate of interest on the credit facilities is tied to LIBOR or NationsBank prime rate and is also dependent upon GENICOM's performance. Based upon the company's current performance levels, the interest rate would be below NationsBank prime rate. By contrast, the interest rate on the CIT facility was 3% over the prime rate.

In a separate transaction, GENICOM has entered into an interest rate swap arrangement with NationsBank which fixes the interest rate for five years on a substantial portion of this new debt. The fixed rate at close is 8.25% average which is fifty bonus points below prime.

Borrowings under the NationsBank credit facility have been used to retire outstanding debt under the CIT facility. GENICOM intends to use additional borrowings to retire





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                                                           GENICOM PRESS RELEASE


in February the $36.4 million in outstanding 12.5% Senior Subordinated Notes Due 1997, and for other general corporate purposes. Notices were sent to holders of the Senior Notes on January 12 calling for the following redemption schedule:

        Amount                 Date                   Call Price

        $9,000,000             February 14            100%
        $18,000,000            February 15            100%
        $9,406,000             February 15            101.2%

A small charge will be taken in the first quarter in connection with terminating the CIT credit facility and calling in the subordinated notes.

James C. Gale, GENICOM's Senior Vice President and Chief Financial Officer, commented, "I am extremely pleased with our new relationship with NationsBank, and the fact that this new financing and lower rates have been facilitated by the improved operating performance and strategic direction of the Company. In addition to providing for a substantially lower interest rate than our prior debt structure, this credit facility greatly enhances our cash flow by refinancing debt that would have matured in the next two years. We now have the benefit of a long term, flexible financing vehicle to meet GENICOM's working capital needs."

GENICOM Corporation is an international supplier of multivendor services, network management and printer solutions. GENICOM's Product Solutions Group designs and market a wide range of computer printer technologies for general purpose applications. The Enterprise Service Solutions Group provides logo and multivendor product field support and depot repair, express parts and professional services as well as integrated network system solutions, including a broad portfolio of hardware and software products, technology consulting and diagnostic and monitoring services. GENICOM is headquartered within metropolitan Washington, D.C.

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